Exhibit (i)(2)

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

April 29, 2009

Lifetime Achievement Fund, Inc.

15858 West Dodge Road, Suite 310

Omaha, Nebraska  68118

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of shares of Lifetime Achievement Fund, Inc. dated April 17, 2006.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS